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                                                                   EXHIBIT 99.8

                               INDIVIDUAL, INC.
                       8 NEW ENGLAND EXECUTIVE PARK WEST
                        BURLINGTON, MASSACHUSETTS 01803

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 24, 1998

  A Special Meeting of Stockholders (the "Individual Special Meeting") of Individual, Inc., a Delaware corporation ("Individual"), will be held at the offices of Testa, Hurwitz & Thibeault, LLP, located at High Street Tower, 125 High Street, Boston, Massachusetts 02110, on Tuesday, February 24, 1998, at 10:00 a.m., local time, to consider and act on the following matters:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization (the "Agreement"), dated as of November 2, 1997, between Desktop Data, Inc., a Delaware corporation ("Desktop"), and Individual, pursuant to which, among other things, (i) Individual will be merged with and into Desktop, with Desktop continuing as the surviving corporation (the "Merger") and (ii) each outstanding share of common stock, par value $.01 per share ("Individual Common Stock"), of Individual will be converted into the right to receive, and become exchangeable for, one-half ( 1/2) of one share of common stock, par value $.01 per share ("Desktop Common Stock"), of Desktop.

  2. To transact such other matters as may properly come before the Individual Special Meeting, including any motion to adjourn the Individual Special Meeting to a later date to permit further solicitation of proxies, or any postponements or adjournments thereof.

  Following the Merger, based on the shares of Individual Common Stock and Desktop Common Stock outstanding as of January 9, 1998, the former holders of Individual Common Stock will hold approximately 48.6% of the common stock of the consolidated entity composed of Desktop and Individual and their respective subsidiaries after the Merger (the "Combined Company Common Stock"), and the holders of Desktop Common Stock prior to the Merger will hold approximately 51.4% of the Combined Company Common Stock.

  Information relating to the above matters is set forth in the attached Prospectus/Joint Proxy Statement. Stockholders of record as of the close of business on January 9, 1998 are entitled to notice of, and to vote at, the Individual Special Meeting and any adjournment or postponement thereof.

  All stockholders are cordially invited to attend the Individual Special Meeting in person. However, to ensure your representation at the Individual Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-prepaid envelope.

                                          By Order of the Board of Directors

                                          Robert L. Lentz
                                          Senior Vice President, Finance
                                          andAdministration, Chief Financial
                                          Officer, Treasurer and Secretary

Burlington, Massachusetts
January 28, 1998

  WHETHER OR NOT YOU EXPECT TO ATTEND THE INDIVIDUAL SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.